EXHIBIT 10.6

Compensation Arrangements with Remer Y. Brinson, III

Neither Georgia-Carolina Bancshares, Inc. (“Company”), nor First Bank of Georgia (“Bank”), has a written employment agreement with Remer Y. Brinson, III, President and Chief Executive Officer of Georgia-Carolina Bancshares, Inc. and First Bank of Georgia. Mr. Brinson’s current (2014) salary is $320,000 and Mr. Brinson is eligible for an annual incentive award under the Bank’s Annual Incentive Plan, pursuant to which he received $185,857 for his performance in 2013. See Exhibit 10.8 for a description of Mr. Brinson’s Annual Incentive Plan. Mr. Brinson is eligible for stock option, restricted stock and other awards under the Company’s incentive plans as determined from time to time by the Board of Directors of the Company. In addition, Mr. Brinson participates in the Bank’s medical, dental, life and disability insurance plans and he may participate in the Company’s 401(k) plan. Mr. Brinson also receives the following perquisites: payment of private and civic club membership dues, provision of an automobile and an automobile allowance. The aggregate value of these perquisites in 2013 was less than $10,000.

Mr. Brinson entered into a Severance Protection Agreement with the Bank, which entitles him to certain payments following a change in control of the Company, which agreement is included as an exhibit to this Annual Report and is described in the Company’s annual proxy statements. Mr. Brinson also participates in the Bank’s Supplemental Executive Retirement Plan for certain key officers, which provides supplemental benefits upon retirement, termination of employment, death, disability or a change of control of the Bank, and is also included as an exhibit to this Annual Report and is described in the Company’s annual proxy statements. The Bank has also purchased bank owned life insurance (“BOLI”) on Mr. Brinson’s life, which plan and description are included as an exhibit to this Annual Report.

An annual incentive award (if any) shall be paid in restricted stock with three year cliff vesting based on a formula related to the Company’s return on average assets (“ROAA”). The formula for determining the number of shares of restricted stock to be awarded is based on the Company’s achievement of its annual ROAA goals, ranging from 0.85% (threshold award percentage) to 1.25% (stretch award percentage) of achievement for 2014, with a straight line calculation being used for awards between the ROAA threshold and the stretch. If the threshold ROAA target is achieved, then the eligible executive will automatically receive a minimum of 2,500 shares of restricted stock, which will range up to a maximum of 5,000 shares of restricted stock if the stretch is achieved.